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                                  EXHIBIT 99
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                     Press Release Dated November 18, 1997
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          [LETTERHEAD OF COMMERCIAL FEDERAL CORPORATION APPEARS HERE]



Date:     November 18, 1997

Contact:  Investor Relations Department
          (402) 390-6553


FOR IMMEDIATE RELEASE
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               COMMERCIAL FEDERAL DECLARES A 3-FOR-2 STOCK SPLIT
               AND A 17.9% INCREASE IN ITS QUARTERLY CASH DIVIDEND

     Omaha, Nebraska (November 18, 1997) - Stockholders attending Commercial Federal Corporation's 1997 Annual Meeting were told that Commercial Federal's Board of Directors had authorized a three-for-two stock split in the form of a 50 percent stock dividend and an increase of 17.9% in the quarterly cash dividend payment. The new cash dividend rate of $.055 per share will apply to the new shares issued as a result of the stock dividend. The stock dividend will be payable to stockholders of record as of November 28, 1997, and will be distributed on December 15, 1997. The cash dividend for the quarter ended December 31, 1997, will be payable to stockholders of record on December 31, 1997, and will be paid on January 14, 1998.

     During the annual meeting, stockholders elected Michael P. Glinsky to a two-year term and reelected Talton K. Anderson, Carl G. Mammel and James P. O'Donnell to three-year terms on the Corporation's Board of Directors. Mr. Glinsky is executive vice president and chief financial officer of U S WEST, Inc. Mr. Anderson is owner and president of Baxter Chrysler Plymouth Jaguar Inc., and two other automobile dealerships in Omaha, Nebraska as well as one in Lincoln, Nebraska. Mr. Mammel is chairman of the board of Mammel & Associates, a consulting firm providing services in executive benefits, employee benefits planning and wealth transfer planning. Mr. O'Donnell is executive vice president, chief financial officer and corporate
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secretary of ConAgra, Inc., an Omaha, Nebraska-based international diversified food company. Stockholders also approved the proposal for an amendment to the Corporation's Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 shares to 50,000,000 shares. In addition, stockholders also approved an amendment to the Corporation's Articles of Incorporation to establish a variable range for the number of members on the Board of Directors from nine to 12 members.

     Presiding at the meeting, William A. Fitzgerald, chairman of the board and chief executive officer, told stockholders that fiscal 1997 was a period of substantial growth for their Company. Growth was realized in terms of increased operating earnings, the size of the retail franchise, and most importantly, significantly enhanced stockholder value. Some of the highlights of Commercial Federal's 1997 fiscal year included:

 .    Record operating income from core banking business of $105.0 million--a
     15.6 percent increase compared with the previous record high attained one year earlier;

 .    The completion of two strategic acquisitions in Kansas and Iowa to add eight branch offices and $184 million in deposits;

 .    The completion of two public debt offerings totaling $95 million, providing the ability to further lower costs and to quickly respond to various investment and future acquisition opportunities; and

 .    Achieving a 45.6 percent increase in the price of its common stock, advancing to $37.125 at June 30, 1997.

     Mr. Fitzgerald reported that fiscal 1998 was off to a very strong start as the Company had achieved a 15 percent increase in operating earnings in the first quarter of fiscal 1998 compared with the corresponding period one year earlier. The market value of Commercial Federal's
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common stock has further increased since the end of the 1997 fiscal year to reach $48.125, as of November 17, 1997--a 30 percent increase.

     Stockholders were apprised by Mr. Fitzgerald that the current and potential value of the Company has been greatly enhanced by the ongoing success of the acquisitions program. Commercial Federal recently announced the execution of an agreement to acquire Liberty Financial Corporation, an Iowa-based bank and thrift holding company headquartered in West Des Moines, Iowa, Mid Continent Bancshares, Inc., parent company of Mid-Continent Savings Bank, headquartered in El Dorado, Kansas, and First National Bank Shares, LTD, parent company of First United National Bank and Trust Company, headquartered in Great Bend, Kansas. These three pending acquisitions will add 59 branches to the existing network, approximately $1.2 billion in total assets, and approximately $924 million in deposits and approximately $1.3 billion to the servicing portfolio. All three of these acquisitions are scheduled to be completed by March 1998.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank which currently operates 108 retail branches in Nebraska (34), Colorado
(21), Kansas (27), Oklahoma (19) and Iowa (7). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage. Commercial Federal Corporation common shares are traded on the New York Stock Exchange under the symbol "CFB."